Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2021 Third Quarter Results

SIMI VALLEY, Calif., March 9, 2021 — AeroVironment, Inc. (NASDAQ: AVAV), a global leader in unmanned aircraft systems (UAS), today reported financial results for its third quarter ended January 30, 2021.

●	Revenue of $78.8 million, a year-over-year increase of 27 percent

●	Gross margin of $28.6 million, a year-over-year increase of 22 percent

●	Diluted earnings per share of $0.01, a year-over-year increase of $0.05

●	Diluted non-GAAP earnings per share of $0.14, a year-over-year increase of $0.15

“Our team delivered year-over-year increases in revenue, gross margin, diluted earnings per share and Non-GAAP diluted earnings per share in the third quarter, despite the ongoing challenges presented by the COVID-19 pandemic,” said Wahid Nawabi, AeroVironment president and chief executive officer. "We continue to shape our portfolio with three transformative acquisitions that we are confident will accelerate our success and value creation. Our acquisition of Arcturus UAV extends our reach and expands our solutions portfolio with medium UAS, which addresses a more than $1 billion segment of the UAS market. Our pending acquisition of Telerob will add a suite of unmanned ground vehicles to our portfolio, expanding our offering to the ground domain for defense and non-defense customers, such as law enforcement and first responders. Through our acquisition of Progeny Systems Corporation’s Intelligent Systems Group, we will accelerate AeroVironment’s development and deployment of critical technologies, such as artificial intelligence and perceptive autonomy, which will help our customers operate more effectively in contested airspace against peer and near-peer adversaries and increase our customer-funded research and development revenue.”

“We continue to build on our momentum and recently received United States government approval for our first export of Switchblade 300 to an allied nation. We are delivering on our commitments while working toward achieving our fiscal year 2021 objectives to produce a fourth consecutive year of profitable, double-digit topline growth.”

FISCAL 2021 THIRD QUARTER RESULTS

Revenue for the third quarter of fiscal 2021 was $78.8 million, an increase of 27% from the third quarter of fiscal 2020 revenue of $61.9 million. The increase in revenue was due to an increase in product sales of $21.9 million, partially offset by a decrease in service revenue of $5.0 million.

Gross margin for the third quarter of fiscal 2021 was $28.6 million, an increase of 22% from the third quarter of fiscal 2020 gross margin of $23.5 million. The increase in gross margin was primarily due to an increase in product margin of $7.2 million, partially offset by a decrease in service margin of $2.1 million. As a percentage of revenue, gross margin decreased to 36% from 38%. The decrease in gross margin percentage was primarily due to an unfavorable product mix.

Loss from operations for the third quarter of fiscal 2021 was $0.6 million, a decrease of $0.5 million from the third quarter of fiscal 2020 loss from operations of $1.1 million. The decrease in loss from operations was primarily a result of an increase in gross margin of $5.2 million, partially offset by an increase in selling, general and administrative (“SG&A”) expense of $2.4 million, and an increase in research and development (“R&D”) expense of $2.3 million. The increase in SG&A expense for the third quarter of fiscal 2021 includes an increase in acquisition related expenses of $3.1 million related to the acquisitions of Arcturus UAV and Progeny Systems Corporation’s Intelligent Systems Group (“ISG”) and the pending acquisition of Telerob GmbH.

Other income, net, for the third quarter of fiscal 2021 was $0.1 million, as compared to $1.2 million for the third quarter of fiscal 2020. The decrease in other income, net was primarily due to a decrease in interest income resulting from a decrease in the average interest rate earned on our investment portfolio.

Benefit from income taxes for the third quarter of fiscal 2021 was $0.9 million, as compared to $38 thousand for the third quarter of fiscal 2020. The increase in benefit from income taxes was primarily due to a decrease in the projected fiscal year 2021 effective tax rate.

Equity method investment loss, net of tax, for the third quarter of fiscal 2021 was $0.1 million, as compared to $1.2 million for the third quarter of fiscal 2020.

Net income attributable to AeroVironment for the third quarter of fiscal 2021 was $0.2 million, as compared to a net loss attributable to AeroVironment of $1.0 million for the third quarter of fiscal 2020.

Earnings per diluted share attributable to AeroVironment for the third quarter of fiscal 2021 was $0.01, as compared to a loss per diluted share attributable to AeroVironment of $0.04 for the third quarter of fiscal 2020.

Non-GAAP earnings per diluted share was $0.14 for the third quarter of fiscal 2021, as compared to a loss of $0.01 for the third quarter of fiscal 2020.

FISCAL 2021 YEAR-TO-DATE RESULTS

Revenue for the first nine months of fiscal 2021 was $258.9 million, an increase of 12% from the first nine months of fiscal 2020 revenue of $232.1 million. The increase in revenue was due to an increase in product sales of $22.6 million and an increase in service revenue of $4.2 million.

Gross margin for the first nine months of fiscal 2021 was $104.9 million, an increase of 5% from the first nine months of fiscal 2020 gross margin of $99.9 million. The increase in gross margin was primarily due to an increase in product margin of $2.8 million and an increase in service margin of $2.2 million. As a percentage of revenue, gross margin decreased to 41% from 43%. The decrease in gross margin percentage was primarily due to an unfavorable product mix.

Income from operations for the first nine months of fiscal 2021 was $25.6 million, a decrease of $0.2 million from the first nine months of fiscal 2020 of $25.8 million. The decrease in income from operations was primarily a result of an increase in R&D expense of $5.8 million, partially offset by an increase in gross margin of $5.0 million and a decrease in SG&A expense of $0.5 million. SG&A expense for the first nine months of fiscal 2021 includes an increase in acquisition related expenses of $3.1 million related to the acquisitions of Arcturus UAV and ISG and the pending acquisition of Telerob.

Other income, net, for the first nine months of fiscal 2021 was $0.5 million, as compared to $4.3 million for the first nine months of fiscal 2020. The decrease in other income, net was primarily due to a decrease in interest income resulting from a decrease in the average interest rate earned on our investment portfolio.

Provision for income taxes for the first nine months of fiscal 2021 was $2.8 million, as compared to $3.2 million for the first nine months of fiscal 2020. The decrease in provision for income taxes was primarily due to a decrease in income before income taxes.

Equity method investment loss, net of tax, for the first nine months of fiscal 2021 was $10.9 million, as compared to $3.4 million for the first nine months of fiscal 2020. Equity method investment loss, net of tax, for the first nine months of fiscal 2021 included a loss of $8.4 million for our proportionate share of the HAPSMobile Inc. joint venture’s impairment of its investment in Loon LLC.

Net income attributable to AeroVironment for the first nine months of fiscal 2021 was $12.4 million, a decrease from the first nine months of fiscal 2020 net income attributable to AeroVironment of $23.6 million. The first nine months of fiscal 2021 included the impairment loss of $8.4 million related to HAPSMobile Inc.’s investment in Loon LLC.

Earnings per diluted share attributable to AeroVironment for the first nine months of fiscal 2021 was $0.51, as compared to the first nine months of fiscal 2020 of $0.98. The first nine months of fiscal 2021 included the impairment loss of $8.4 million related to HAPSMobile Inc.’s investment in Loon LLC.

Non-GAAP earnings per diluted share was $1.06 for the first nine months of fiscal 2021, as compared to $1.07 for the first nine months of fiscal 2020.

BACKLOG

As of January 30, 2021, funded backlog (remaining performance obligations under firm orders for which funding is currently appropriated to us under a customer contract) was $103.9 million, as compared to $208.1 million as of April 30, 2020.

FISCAL 2021 — OUTLOOK FOR THE FULL YEAR

For fiscal 2021, the Company narrows its revenue expectations to between $400 million and $410 million, representing the upper half of its prior range. The Company now expects net income of $18 million to $23 million, adjusted EBITDA of $64 million to $69 million and revised earnings per diluted share of $0.76 to $0.96. The revised earnings per diluted share outlook reflects reductions of $0.35 per diluted share for the HAPSMobile Inc. JV impairment of its investment in Loon LLC and $0.53 per diluted share for additional acquisition-related expenses and amortization of intangible assets. The Company continues to expect non-GAAP earnings per diluted share, which excludes the HAPSMobile Inc. impairment of its investment in Loon LLC, amortization of acquired intangible assets and acquisition-related expenses, of between $1.74 and $1.94. This outlook includes the impact of the two recently closed acquisitions in the fourth quarter of fiscal year 2021 and the anticipated closing of the third acquisition in the fourth quarter of fiscal year 2021.

As a result of the significant portfolio-shaping the Company has undertaken to position it for continued growth and success, consisting of the noted acquisitions, the Company is providing a preliminary outlook for the next fiscal year. For fiscal year 2022 the Company expects revenue of between $560 million and $580 million, net income of between $35 million and $40 million, adjusted EBITDA of between $110 million and $115 million, earnings per diluted share of between $1.38 and $1.58 and non-GAAP earnings per diluted share, which excludes acquisition-related expenses and amortization of intangible assets, of between $2.50 and $2.70. This preliminary outlook assumes the closing of the third acquisition in the fourth quarter of fiscal year 2021 and includes estimates of intangible asset amortization, which are subject to final purchase accounting. More refined expectations for fiscal year 2022 may be provided in the Company’s fourth quarter and full fiscal year 2021 earnings release.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, subject to certain risks and uncertainties, and including certain assumptions with respect to our ability to efficiently and on a timely basis integrate our acquisitions, obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL AND PRESENTATION

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, March 9, 2021, at 1:30 pm Pacific Time that will be webcast live. Wahid Nawabi, president and chief executive officer, Kevin P. McDonnell, chief financial officer and Steven A. Gitlin, chief marketing officer and vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call by using the following telephone numbers, (877) 561-2749 (U.S.) or (678) 809-1029 (international) and providing the conference ID 9179576 five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

A supplementary investor presentation for the third fiscal quarter 2021 can be accessed at https://investor.avinc.com/events-and-presentations.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, March 9, 2021, at approximately 4:30 p.m. Pacific Time through March 16, 2021, at 4:30 p.m. Pacific Time. Dial (855) 859-2056 (U.S.) or (404) 537-3406 (international) and provide the conference ID 9179576.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides technology solutions at the intersection of robotics, sensors, software analytics and connectivity that deliver more actionable intelligence so you can Proceed with Certainty. Celebrating 50 years of innovation, AeroVironment is a global leader in unmanned aircraft systems and tactical missile systems, and serves defense, government and commercial customers. For more information, visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.

Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to successfully consummate the transactions contemplated by the agreement to purchase Telerob on a timely basis, if at all, including the satisfaction of the closing conditions of such transaction; the impact of our recent acquisitions of Arcturus UAV and ISG and our ability to successfully integrate them into our operations; the risk that disruptions will occur from the transactions that will harm our business; any disruptions or threatened disruptions to our relationships with our distributors, suppliers, customers and employees; the ability to timely and sufficiently integrate international operations into our ongoing business and compliance programs; reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; our ability to perform under existing contracts and obtain new contracts; risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; the extensive regulatory requirements governing our contracts with the U.S. Government and international customers; the consequences to our financial position, business and reputation that could result from failing to comply with such regulatory requirements; unexpected technical and marketing difficulties inherent in major research and product development efforts; the impact of potential security and cyber threats; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; uncertainty in the customer adoption rate of commercial use unmanned aircraft systems; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; risk of litigation, including but not limited to pending litigation arising from the sale of our EES business; product liability, infringement and other claims; changes in the regulatory environment; the impact of the outbreak related to the strain of coronavirus known as COVID-19 on our business operations; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP financial measures. See in the financial tables below the calculation of these measures, the reasons why we believe these measures provide useful information to investors, and a reconciliation of these measures to the most directly comparable GAAP measures.

- Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	January 30,	January 25,	January 30,	January 25,
	2021	2020	2021	2020
Revenue:
Product sales	$58,348	$36,432	$182,233	$159,657
Contract services	20,434	25,459	76,664	72,416
	78,782	61,891	258,897	232,073
Cost of sales:
Product sales	35,746	21,034	102,039	82,244
Contract services	14,395	17,361	51,955	49,895
	50,141	38,395	153,994	132,139
Gross margin:
Product sales	22,602	15,398	80,194	77,413
Contract services	6,039	8,098	24,709	22,521
	28,641	23,496	104,903	99,934
Selling, general and administrative	15,652	13,223	42,640	43,146
Research and development	13,631	11,381	36,710	30,948
(Loss) income from operations	(642)	(1,108)	25,553	25,840
Other income:
Interest income, net	94	1,122	417	3,717
Other (expense) income, net	(37)	120	68	632
(Loss) income before income taxes	(585)	134	26,038	30,189
(Benefit from) provision for income taxes	(924)	(38)	2,774	3,203
Equity method investment loss, net of tax	(81)	(1,200)	(10,891)	(3,410)
Net income (loss)	258	(1,028)	12,373	23,576
Net (income) loss attributable to noncontrolling interest	(47)	20	12	27
Net income (loss) attributable to AeroVironment, Inc.	$211	$(1,008)	$12,385	$23,603
Net income (loss) per share attributable to AeroVironment, Inc.
Basic	$0.01	$(0.04)	$0.52	$0.99
Diluted	$0.01	$(0.04)	$0.51	$0.98
Weighted-average shares outstanding:
Basic	23,942,782	23,821,145	23,924,017	23,790,788
Diluted	24,260,874	23,821,145	24,216,371	24,076,195

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	January 30,	April 30,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$324,543	$255,142
Short-term investments	48,499	47,507
Accounts receivable, net of allowance for doubtful accounts of $565 at January 30, 2021 and $1,190 at April 30, 2020	26,621	73,660
Unbilled receivables and retentions	61,084	75,837
Inventories	53,104	45,535
Prepaid expenses and other current assets	7,693	6,246
Total current assets	521,544	503,927
Long-term investments	11,222	15,030
Property and equipment, net	22,920	21,694
Operating lease right-of-use assets	11,281	8,793
Deferred income taxes	5,821	4,928
Intangibles, net	11,552	13,637
Goodwill	6,340	6,340
Other assets	312	10,605
Total assets	$590,992	$584,954
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,837	$19,859
Wages and related accruals	20,081	23,972
Customer advances	4,279	7,899
Current operating lease liabilities	4,403	3,380
Income taxes payable	2,370	1,065
Other current liabilities	9,158	10,778
Total current liabilities	56,128	66,953
Non-current operating lease liabilities	8,426	6,833
Other non-current liabilities	243	250
Liability for uncertain tax positions	1,017	1,017
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding at January 30, 2021 and April 30, 2020	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—24,102,691 shares at January 30, 2021 and 24,063,639 shares at April 30, 2020	2	2
Additional paid-in capital	184,366	181,481
Accumulated other comprehensive income	347	328
Retained earnings	340,475	328,090
Total AeroVironment, Inc. stockholders’ equity	525,190	509,901
Noncontrolling interest	(12)	—
Total equity	525,178	509,901
Total liabilities and stockholders’ equity	$590,992	$584,954

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended
	January 30,	January 25,
	2021	2020
Operating activities
Net income	$12,373	$23,576
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8,650	7,107
Losses from equity method investments	10,891	3,410
Realized gain from sale of available-for-sale investments	(11)	—
Provision for doubtful accounts	(145)	(2)
Other non-cash income	(473)	(719)
Non-cash lease expense	3,592	3,453
Loss on foreign currency transactions	1	—
Deferred income taxes	(897)	(946)
Stock-based compensation	4,754	4,751
Loss (gain) on sale of property and equipment	2	(71)
Amortization of debt securities	143	(1,291)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	47,184	3,245
Unbilled receivables and retentions	14,753	(24,364)
Inventories	(7,569)	(10,766)
Income tax receivable	—	821
Prepaid expenses and other assets	(1,622)	216
Accounts payable	(3,346)	(1,301)
Other liabilities	(9,318)	7,947
Net cash provided by operating activities	78,962	15,066
Investing activities
Acquisition of property and equipment	(8,472)	(8,504)
Equity method investments	(2,150)	(9,551)
Business acquisition, net of cash acquired	—	(18,641)
Proceeds from sale of property and equipment	—	81
Redemptions of held-to-maturity investments	—	166,917
Purchases of held-to-maturity investments	—	(162,517)
Redemptions of available-for-sale investments	130,066	41,150
Purchases of available-for-sale investments	(125,644)	(59,297)
Net cash used in investing activities	(6,200)	(50,362)
Financing activities
Tax withholding payment related to net settlement of equity awards	(1,955)	(1,009)
Holdback and retention payments for business acquisition	(1,492)	—
Exercise of stock options	86	93
Net cash used in financing activities	(3,361)	(916)
Net increase (decrease) in cash, cash equivalents, and restricted cash	69,401	(36,212)
Cash, cash equivalents and restricted cash at beginning of period	255,142	172,708
Cash, cash equivalents and restricted cash at end of period	$324,543	$136,496
Supplemental disclosures of cash flow information
Cash paid, net during the period for:
Income taxes	$2,364	$518
Non-cash activities
Unrealized loss on available-for-sale investments, net of deferred tax benefit of $2	$56	$—
Change in foreign currency translation adjustments	$75	$67
Acquisitions of property and equipment included in accounts payable	$746	$263

AeroVironment, Inc.

Reconciliation of non-GAAP Earnings per Diluted Share (Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020

Earnings (loss) per diluted share	$0.01	$(0.04)	$0.51	$0.98
Acquisition-related expenses	0.11	0.01	0.14	0.03
Amortization of acquired intangible assets	0.02	0.02	0.06	0.06
HAPSMobile Inc. JV impairment of investment in Loon LLC	—	—	0.35	—
Earnings (loss) per diluted share as adjusted (Non-GAAP)	$0.14	(0.01)	$1.06	$1.07

Reconciliation of Forecast Earnings per Diluted Share (Unaudited)

Fiscal year ending
April 30, 2021
Forecast earnings per diluted share	$0.76 - 0.96
Acquisition-related expenses	0.40
Amortization of acquired intangible assets	0.23
HAPSMobile Inc. JV impairment of investment in Loon LLC	0.35
Forecast earnings per diluted share as adjusted (Non-GAAP)	$1.74 - 1.94

Reconciliation of Fiscal Year 2020 Actual, and 2021 and 2022 Forecast Non-GAAP adjusted EBITDA (Unaudited)

	Fiscal year ending	Fiscal year ending	Fiscal year ending
(in millions)	April 30, 2020	April 30, 2021	April 30, 2022
Net income from continuing operations	$41	$18 - 23	$35 - 40
Interest (income) expense, net	(5)	1	5
Provision for income taxes	6	2	4
Depreciation and amortization	10	21	64
EBITDA (Non-GAAP)	52	42 - 47	108 - 113
Equity Method Investment	6	11	-
Deal and integration costs	1	11	2
Adjusted EBITDA (Non-GAAP)	$59	$64 - 69	$110 - 115

Statement Regarding Non-GAAP Measures

The non-GAAP measures set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies. Management believes that these measures provide useful information to investors by offering additional ways of viewing our results that, when reconciled to the corresponding GAAP measures, help our investors to understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. In addition, management uses these non-GAAP measures to evaluate our operating and financial performance.

Non-GAAP Earnings per Diluted Share

We exclude the acquisition-related expenses, amortization of acquisition-related intangible assets and one-time non-operating items because we believe this facilitates more consistent comparisons of operating results over time between our newly acquired and existing businesses, and with our peer companies. We believe, however, that it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible asset amortization will recur in future periods until such intangible assets have been fully amortized.

Adjusted EBITDA (Non-GAAP)

Adjusted EBITDA is defined as net income before interest income, interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including acquisition related expenses, purchase accounting adjustments, and equity method investment gains or losses. We present Adjusted EBITDA, which is not a recognized financial measure under U.S. GAAP, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We believe this facilitates more consistent comparisons of operating results over time between our newly acquired and existing businesses, and with our peer companies. We believe, however, that it is important for investors to understand that such intangible assets contribute to revenue generation, intangible asset amortization will recur in future periods until such intangible assets have been fully amortized and that interest and income tax expenses will recur in future periods. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (805) 520-8350

ir@avinc.com